Cellular Dynamics International, Inc.
525 Science Drive
Madison, WI 53711 USA
www.cellulardynamics.com

FOR IMMEDIATE RELEASE

Cellular Dynamics to Present at Regen Med Investor Day March 26 in New York

MADISON, WIS., March 19, 2014 - Cellular Dynamics International, Inc. (CDI; Nasdaq:ICEL) today announced that Chief Executive Officer Bob Palay will present at the 2nd Annual Regen Med Investor Day to be held Wednesday, March 26, 2014, in New York City.
Organized by the Alliance for Regenerative Medicine (ARM) in partnership with Piper Jaffray and Maxim, this one-day investor conference focuses exclusively on the regenerative medicine and advanced therapies sector. The program will include talks by key opinion leaders in the industry, life science investment experts and analysts as well as presentations by more than 30 leading companies from across the globe.
The following are specific details regarding CDI’s presentation:

Date:	Wednesday, March 26, 2014

Time:	4:30 pm ET

Webcast:
The live webcast can be accessed via the Investor Relations section of CDI's website at investors.cellulardynamics.com and selecting Events & Presentations. The archived webcast will be available on the Company’s website for 90 days following the presentation.

Location: West Lounge Room, Metropolitan Club, One East 60th St, New York, NY
About the Alliance for Regenerative Medicine
The Alliance for Regenerative Medicine (ARM) is a Washington, DC-based multi-stakeholder advocacy organization that promotes legislative, regulatory and reimbursement initiatives necessary to facilitate access to life-giving advances in regenerative medicine and advanced therapies. ARM also works to increase public understanding of the field and its potential to transform human healthcare, providing business development and investor outreach services to support the growth of its member companies and research organizations. Prior to the formation of ARM in 2009, there was no advocacy organization operating in Washington, DC to specifically represent the interests of the companies, research institutions, investors and patient groups that comprise the entire regenerative medicine community. Today ARM has more than 150 members and is the leading global advocacy organization in this field. To learn more about ARM or to become a member, visit www.alliancerm.org.
About Cellular Dynamics International, Inc.
Cellular Dynamics International, Inc. (CDI) is a leading developer and manufacturer of fully functioning human cells in industrial quantities to precise specifications. CDI’s proprietary iCell Operating System (iCell O/S) includes true human cells in multiple cell types (iCell products), human induced pluripotent stem cells (iPSCs) and custom iPSCs and iCell products (MyCell Products). CDI’s iCell O/S products provide standardized, easy-to-use, cost-effective access to the human cell, the smallest fully functioning operating unit of human biology. Customers use our iCell O/S products, among other purposes, for drug discovery and screening; to test the safety and efficacy of their small molecule and biologic drug candidates; for stem cell banking; and in the research and development of cellular therapeutics. CDI was founded in 2004 by Dr. James Thomson, a pioneer in human pluripotent stem cell research at the University of Wisconsin-Madison. CDI’s facilities are located in Madison, Wisconsin, with a second facility in Novato, California. See www.cellulardynamics.com.

MEDIA CONTACTS:
Joleen Rau
Senior Director, Marketing & Communications
Cellular Dynamics International, Inc.
(608) 310-5142
jrau@cellulardynamics.com

Investor Relations
Gitanjali Jain Ogawa
The Trout Group, LLC
(646) 378-2949
gogawa@troutgroup.com
Source: Cellular Dynamics International, Inc.